Exhibit 1.3

BY-LAW NUMBER 58

ADOPTED BY THE BOARD OF DIRECTORS ON APRIL 10, 1992

CONTRACTS – All contract, assignment, deed, document, agreement, resolution, obligation, debenture or other instruments to be signed by the Corporation, may be signed on behalf of the Corporation by two Directors or two Officers of the Corporation or by one Director and one Officer of the Corporation or as determined by the Board of Directors from time to time. Such authorization may be general or limited to particular cases.